WILLAMETTE VALLEY VINEYARDS, INC.
AMENDMENT NO. 2 TO
1992 STOCK INCENTIVE PLAN


     This Amendment No. 2 (the "Amendment") to the 1992 Stock Incentive Plan (the "Plan") of Willamette Valley Vineyards, Inc. (the "Company") is effective as of July 25, 1998.


     Whereas, the Plan was adopted to enable the Company to provide financial incentives in the form of equity in the Company to the Company's employees, directors and consultants.

     Whereas, the Plan was amended on July 21, 1996.

     Whereas, the Plan as amended has a total of 325,000 shares reserved for issuance and as of January 1, 1998, 147,000 shares were available for future grants.

     Whereas, the Board of Directors believes that the availability of stock incentives is an important factor in the Company's ability to continue to attract and retain experience and competent employees and to provide an incentive to them to exert their best efforts on behalf of the Company and in January of 1998, the Board believed that the amount of shares available for grants was inadequate to meet the ongoing recruitment and retention of key employees and to continue to open participation in the plan to as many qualified employees as possible, therefore the Board, subject to shareholder approval, voted to reserve and additional 275,000 shares of Common Stock under the Plan thereby increasing the total number of shares reserved under the plan from 325,000 to 600,000 shares. These additional shares gave the Board the ability to grant stock options to qualified employees in January and March of 1998 and to provide shares for shares for possible future grants. On January 13, 1998 the Board approved an option of 75,000 shares to James W. Bernau, President and CEO, at an exercise price of $1.65. This grant price was the closing NASDAQ price on the date of grant adjusted upward by 10%. On March 5, 1998, options were granted to additional employees by the Board at a grant price of $1.75, which was the closing NASDAQ price on the day of grant.


     Now, therefore, subject to ratification and approval of the Amendment by the Company's shareholders, the number of shares reserved for the Plan shall be increased by 275,000 shares of Common Stock thereby increasing the total number of shares reserved under the Plan from 325,000 to 600,000 shares



     Except as provided herein and as previously amended, the plan, as amended, shall remain unchanged and in full force and effect.